AMENDED AND RESTATED UNDERLYING SERIES WAIVER AGREEMENT—SECURITY INVESTORS, LLC
THIS AGREEMENT, dated as of November 13, 2019, is made and entered into by and between Security Investors, LLC (the “Adviser”) and Guggenheim Variable Funds Trust (the “Fund”), on behalf of the investment portfolio(s) of the Fund set forth in Schedule A hereto (the “Series”), as may be amended from time to time.
WHEREAS, the Adviser has been appointed the investment adviser to the Series pursuant to agreements between the Fund and the Adviser (each, an “Advisory Agreement”), under which the Adviser provides certain investment advisory services to each Series and is compensated by each Series in the amount set forth in the Advisory Agreement with respect to the applicable Series (the “Advisory Fee”);
WHEREAS, each Series, consistent with its investment objective and applicable restrictions set forth in the Series’ prospectus and statement of additional information, may invest a portion of its assets in other registered investment companies;
WHEREAS, a Series’ investment in other registered investment companies may include an investment in any other investment portfolio that pursues similar investment strategies and is subject to similar risks as the Series (a “Corresponding Affiliated Series”), as set forth in Schedule A hereto, for which the Adviser or its affiliates provide investment advisory services pursuant to an agreement between each Corresponding Affiliated Series and the Adviser or its affiliate (each, a “Corresponding Affiliated Series Advisory Agreement”);
WHEREAS, pursuant to a Corresponding Affiliated Series Advisory Agreement, each Corresponding Affiliated Series pays to the Adviser or its affiliate an amount set forth in the Corresponding Affiliated Series Advisory Agreement for the investment advisory services provided by the Adviser or its affiliate (the “Corresponding Affiliated Series Advisory Fee”); and
WHEREAS, the Fund, on its own behalf and on behalf of the Series, and the Adviser desire to enter into the arrangements described herein.
NOW, THEREFORE, it is agreed as follows:
1.    With respect to any investment by a Series in the Corresponding Affiliated Series, the Adviser agrees to waive the full amount of a Series’ Advisory Fee to the extent necessary to offset the proportionate share of the Corresponding Affiliated Series Advisory Fee paid by the Series, and waive or reimburse other expenses incurred by the Series through its investment in the Corresponding Affiliated Series, excluding interest expenses.
2.    Nothing herein shall otherwise affect the terms of any other expense limitation agreements between the Adviser or its affiliates and the Fund. For purposes of calculating the extent of any fee waivers or expense reimbursements under such agreements, the Adviser shall calculate waivers or reimbursements, if any, under any expense limitation agreement(s) prior to waiving a Series’ Advisory Fee or waiving or reimbursing other expenses incurred by the Series pursuant to this Agreement.
3.    The end of the initial term of this Agreement shall be May 1, 2021. This Agreement shall automatically renew for one-year terms, unless the Adviser provides written notice to the Fund of the termination of the Agreement, which notice shall be received by the Fund at least 30 days prior to the end of the then-current term.
4.    This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Fund, on behalf of the Series, upon sixty (60) days’ written notice to the Adviser. This Agreement, as it relates to a Series, will terminate automatically if the Advisory Agreement with respect to such Series is terminated, with such termination effective upon the effective date of the Advisory Agreement’s termination.
[Signatures on following page]
IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Guggenheim Variable Funds Trust

By:
Name: Amy J. Lee
Title:     Chief Legal Officer and Vice President

Security Investors, LLC

By:
Name: Amy J. Lee
Title:     Senior Vice President and Secretary
UNDERLYING SERIES WAIVER AGREEMENT—SECURITY INVESTORS, LLC
SCHEDULE A
Dated November 13, 2019

Registered investment companies to which this Agreement applies and their respective Series:

Series of Guggenheim Variable Funds Trust	Corresponding Affiliated Series of Guggenheim Funds Trust
Series E (Total Return Bond Series)	Guggenheim Total Return Bond Fund

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